EXHIBIT 10.11
     Employment Agreement dated as of March 2, 2006 (this “Agreement”) between WestCom Corporation, a New York corporation (“Company”), and Leonidas Papadopoulos (“Executive”).
Witnesseth:
     WHEREAS, Company desires to employ Executive as Vice President, Research & Development and Executive is willing to be employed as such, upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, Company and Executive (individually a “Party” and together the “Parties”) agree as follows:
     1. Term.
          (a) Company will employ Executive, and Executive accepts such employment, under the terms of this Agreement for a term of three (3) years (the “Initial Term”) commencing as of the date hereof (the “Effective Date”) and ending at midnight on March 1, 2009. Unless either Party hereto shall have given the other 90 days prior written notice of its or his intention not to renew this Agreement, upon the expiration of the Initial Term this Agreement shall renew, in accordance with its terms, for an additional one (1) year, and, subject to that same notice period, from year to year thereafter (any such additional year being herein referred to as an “Extension Term”). For all purposes hereof, “Term” shall mean and include the Initial Term and any Extension Term(s). Notwithstanding the foregoing, Executive’s employment hereunder may be earlier terminated, as provided in Section 4 or Section 5 hereof, The term “Employment Period” as used herein means the period of time between the Effective Date and the earlier of the termination of Executive’s employment hereunder or the expiration of the Term.
     2. Employment.
          (a) Position and Reporting; Authority and Duties.
               (i) Company hereby employs Executive for the Employment Period as its Vice President, Research & Development on the terms and conditions set forth in this Agreement. Executive shall report to such person as the Company shall designate. Executive’s location of employment shall be within the New York metropolitan area at such offices as the Company shall direct; provided, however, that Executive shall generally be permitted to work from his home office subject to the requirements and direction of the Company.
               (ii) Subject to the authority of the Company, Executive shall have such authority, perform such executive duties and functions and discharge such responsibilities as are (a) reasonably associated with Executive’s position, experience and knowledge of the telecommunications industry, (b) commensurate with the authority vested in Executive’s position pursuant to this Agreement, and (c) consistent with the By-Laws of Company. During the Employment Period, Executive shall devote his full business time, skill and efforts during normal working hours to the business of Company. Notwithstanding the foregoing, Executive may, without seeking or obtaining approval from the Company, (A) serve in any directorship or other capacity with any civic, educational or charitable organization, and (B) serve in any capacity with any trade association; provided, in each case, that the activities and service described in this sentence do not materially interfere with the performance of his duties hereunder. Executive shall provide the Company on the date hereof with a list, attached as Schedule A hereto, of all directorships he holds, and Executive shall promptly provide the Company with prior written notice of his intention to accept any directorship or other position that he does not hold on the date of this Agreement. The failure of Executive to provide prior written notice as required in this paragraph shall not be a breach for purposes of terminating Executive’s employment hereunder for Cause.
     3. Compensation and Benefits.
          (a) Salary. Commencing as of the Effective Date, and during the Employment Period, Company shall pay to Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of US$175,000 per annum for the first year of the Employment Period and a base salary at a rate determined by the Company, but not less that the Base Salary in the prior year, for each subsequent year of the Employment Period (the “Base Salary”), payable in arrears not less frequently than monthly in accordance with the normal payroll practices of Company and subject to applicable withholding.
          (b) Annual Bonus. During the Employment Period, Executive shall have the opportunity to earn an annual cash bonus (the “Annual Bonus”). The target Annual Bonus shall be 50% of Executive’s then-current Base Salary (the “Target Bonus”), contingent upon, among other things, the achievement of certain corporate and/or individual performance goals established in good faith by the Board of Directors of the Company (the “Board”) and in accordance with the terms of Company’s incentive compensation plan for senior executive officers of Company, as in effect from time to time. The Annual Bonus actually payable may be more or less than the Target Bonus. The Company shall set the performance goals for each calendar year after consultation with Executive. For each calendar year after 2006, the Company intends to communicate the goals to Executive within the first 90 days of that calendar year. The Annual Bonus payable for any calendar year (and for 2006) shall be paid within the first 75 days of the following calendar year. Notwithstanding the foregoing, 100% of the Target Bonus for the 2006 calendar year shall be guaranteed to Executive and shall not be subject to Executive attaining any corporate or individual goals. For future years, 60% of the Target Bonus shall be guaranteed and not subject to Executive attaining any corporate or individual goals and the remaining 40% shall be subject to the attainment of such performance goals as set by the Company.
          (c) Other Benefits. During the Employment Period, Executive shall be eligible and entitled to participate in all non-compensation, non-equity and non-incentive benefit plans, programs and arrangements in effect from time to time during the Employment Period that are generally available to senior executive officers of Company (e.g. coverage under the group medical and dental care, disability and life insurance benefit plans or arrangements and, in the case of any voluntary defined contribution plan, Executive shall be allowed to make contributions), subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, Executive shall receive 3-wceks paid vacation per calendar year.
          (d) Business Expenses. During the Employment Period, Company shall reimburse Executive for all documented, reasonable out-of-pocket business expenses incurred by Executive in the performance of his duties under this Agreement, in accordance with Company’s policies.
          (e) Equity Compensation. During the Employment Period, the Executive shall be eligible to participate in and shall receive awards under Company’s non-qualified stock option plan (the “Option Plan”).
     4. Termination of Employment.
          (a) Termination for Cause. Company may terminate Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean an omission, act or action or series of omissions, acts or actions of the Executive which constitute(s), cause(s) or result(s) in:
               (i) the Executive’s material dishonesty (e.g., theft, fraud, embezzlement, material financial misrepresentation or other similar behavior or action) in his dealings wilh or with respect to the Company or business or any affiliate thereof or entity with which the Company, a subsidiary or affiliate thereof, shall be engaged in or be attempting to engage in commerce;
               (ii) the gross negligence or willful misconduct by Executive in the performance of his duties or obligations hereunder;
               (iii) the repeated and willful refusal of the Executive to follow the policies or directives of the officer to whom the Executive may from time to time report, as determined by the Board or substantially perform his duties hereunder;
               (iv) a breach (other than an inadvertent or accidental breach which does not cause or cannot reasonably be expected to cause a material economic harm to the Company or any of its affiliates or subsidiaries) by Executive of Sections 6 through 9 hereof; or
               (v) the conviction of the Executive for, or the Executive’s entry of a plea of guilty or nolo contenders to, a charge of a commission of, a felony or any misdemeanor involving moral turpitude which, in the case of a misdemeanor, the Company reasonably believes has an adverse effect on its business).
               (b) Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to Company’s right to terminate Executive’s employment for Cause that Company shall have provided Executive prior written notice. In the case of Section 4(a)(ii) or (iii), such written notice shall state the reason for the termination at least 10 days before such termination and Executive shall be given the opportunity to answer such grounds for termination in writing, delivered to the Company. In the case of Section 4(a)(ii) or (iii), if, in the Company’s reasonable judgment, such failure is capable of being cured or remedied, a period of 30 days from and after the giving of such notice shall have elapsed without Executive having, in the Company’s reasonable judgment, cured or remedied such failure during such 30-day period, provided that the Company shall not be required to provide such notice and opportunity to cure more than one time in any 12-month period.
          (c) Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of Executive. The Employment Period may be terminated by Company at any time if (i) Executive shall become eligible for long-term disability benefits as such term is defined in any long-term disability insurance program, policy or contract as in effect from time to time for the benefit of senior executive officers of Company or (ii) Executive is unable or unwilling or has failed to substantially perform his duties hereunder for a period of seventy-five (75) consecutive days or for a total of ninety (90) days during any consecutive 180-day period (either clause (i) or clause (ii), a “Disability”). If the Employment Period is terminated by reason of a Disability, Company shall give 30 days advance written notice to that effect to Executive. Any termination of employment under this Section 4(c) shall be a Termination Without Cause, but neither Executive nor his heirs, estate, administrator or representative shall be entitled to any severance benefits whatsoever (including the Severance Benefits (as defined below) other than as expressly provided for in Section 5(e).
          (d) Termination Without Cause. The Company may terminate Executive’s employment hereunder at any time without Cause.
          (e) Termination in Connection With Deactivation Notice. The Executive may terminate his employment hereunder after a Deactivation Notice has been delivered and the payment due therewith has been tendered pursuant to the terms and conditions of that certain Asset Purchase Agreement dated as of March 2, 2006 by and between WestCom Technologies, Inc. and Lexar LLC (the “Asset Purchase Agreement”) (unless a Reactivation Notice (as such term is defined in the Asset Purchase Agreement) has been given and the payment due therewith has been tendered) by giving written notice to the Company within the 60-day period following the issuance of the Deactivation Notice and prior to the second anniversary of the date hereof.
     5. Consequences of Termination.
          (a) Termination for Cause. In the event of termination of Executive’s employment hereunder by Company during the Employment Period for Cause, the Executive shall be entitled to his Base Salary, reimbursement of Business Expenses and other benefits (as provided in Section 3(c) through the date of termination. The Executive shall not be entitled to any Severance Benefits (as defined below).
          (b) Termination Without Cause. In the event of termination of Executive’s employment hereunder by Company during the Employment Period without Cause (other than upon death or Disability or the expiration of the Term of this Agreement), Executive shall be entitled to the Severance Benefits through the Severance Period (as defined below).
          (c) Termination in Connection With Deactivation Notice. In the event Executive terminates his employment pursuant to Section 4(e) hereof, Executive shall be entitled to the Severance Benefits (as defined below) during the Severance Period (as defined below);

provided, however, that if a Reactivation Notice is issued and the payment due therewith is tendered, each pursuant to the terms and conditions of the Asset Purchase Agreement, the Executive shall not thereafter be entitled to any Severance Benefits (as defined below) and any Severance Benefits being paid or provided at such time will cease immediately upon tender of the payment required in connection with such Reactivation Notice.
The term “Severance Period” as used herein shall mean (i) a period of 180 days beginning on the date Executive’s employment is terminated hereunder pursuant to Section 4(d) and (ii) a period of 270 days beginning on the date Executive’s employment is terminated hereunder pursuant to Section 4(e).
     “Severance Benefits” shall mean the following:
               (i) Base Salary and Pro Rata Annual Bonus Continuation. Subject to Sections 5(b) and 5(c) above, Executive shall be entitled to the continuation during the Severance Period of his Base Salary and a pro rata portion of the Annual Bonus that would otherwise have been paid to Executive for the year of his termination, based upon the degree to which the performance targets established pursuant to Section 3(b) hereof were satisfied for that year and subject to the minimum guarantees specified in Section 3(b). The pro rata portion of such Annual Bonus will be determined by multiplying the otherwise payable Annual Bonus by a fraction, the numerator of which is the number of days that Executive was employed by Company during the year of Executive’s termination of employment (Including the Severance Period) (or in the case of 2006, commencing with the Effective Date through the date of Executive’s termination of employment (including the Severance Period) and the denominator of which is 365. The pro rata Annual Bonus, if any, so payable, will be paid when that Annual Bonus would otherwise have been paid had Executive remained employed.
               (ii) Benefits Continuation. Executive shall be entitled to the continuation during the Severance Period of coverage under the group medical and dental care, disability and life insurance benefit plans or arrangements in which Executive is participating at the time of termination of Executive’s employment on the terms and conditions then prevailing, or, to the extent such amendments are generally applicable to employees of Company, as such plans or arrangements may be amended from time to time thereafter; provided, however, that (A) such plans or arrangements allow continued coverage of a terminated employee and subject to the conditions of coverage continuation under such plans or arrangements, and (B) Company’s obligation to provide such coverage shall be terminated if Executive obtains, and upon the effectiveness of, substantially comparable coverage from another employer at any time during the Severance Period. Executive shall be entitled, at the expiration of the Severance Period, to elect continued medical and dental coverage in accordance with Section 4980B of the Internal Revenue Code, as amended (or any successor provision thereto). Notwithstanding the preceding, if the Company’s then existing medical and dental plans prohibit coverage continuation upon the termination of Executive’s employment, Executive’s shall be entitled to elect to continue medical and dental coverage in accordance with Section 4980B and the Company shall, during the Severance Period only, reimburse Executive on a monthly basis in arrears an amount equal to the monthly contribution made by the Company for such coverage during the Employment Period.

     As a condition to and prior to receiving any Severance Benefits, Executive will execute a valid general release of claims (other than relating to obligations of the Company for the Severance Benefits and any other right of Executive that survives termination of employment) in favor of Company and the affiliates, employees, agents, officers and directors of Company, in a form acceptable to Company.
          (d) Other Terminations. In the event of termination of Executive’s employment hereunder for any reason other than those specified in Sections 5(a), 5(b) or 5(c) hereof, including without limitation any resignation by Executive, Executive shall not be entitled to any Severance Benefits; provided that, if Executive’s employment is terminated on account of death or Disability, Executive, or Executive’s estate, shall be entitled to be paid, in addition to the Accrued Rights described in Section 5(e) hereof, a pro rata portion of the guaranteed component of the Annual Bonus that would otherwise have been paid to Executive for the year of his termination under Section 3(b) hereof. The pro rata portion of such Annual Bonus will be determined by multiplying such otherwise payable Annual Bonus by a fraction, the numerator of which is the number of days that Executive was employed by Company during the year of Executive’s termination of employment (or in the case of 2006, commencing with the Effective Date through the date of Executive’s termination of employment) and the denominator of which is 365. The pro rata Annual Bonus, if any, so payable, will be paid when that Annual Bonus would otherwise have been paid had Executive remained employed.
          (e) Accrued Rights. In the event of termination of Executive’s employment hereunder for any reason, Executive shall be entitled to (i) payment of any unpaid portion of his Base Salary through the date of his termination of employment, (ii) payment or reimbursement due and owing by Company in accordance with Section 3(d) hereof, and (iii) payment of or entitlement to any other accrued benefits or rights solely in accordance with the terms of any employee benefit plan, program, policy or arrangement of Company in which Executive had participated.
          (f) Survival. Company’s obligation, if any, to provide Severance Benefits to Executive under this Section 5, and the rights of Company with respect to such Severance Benefits, shall survive the termination of the Employment Period.
          (g) Mitigation and Offsets. Following termination of Executive’s employment hereunder, amounts payable by Company shall be subject to termination or offset, solely to the extent of any actual damages incurred in connection with a breach by Executive of his obligations under Sections 6, 7, 8 and 9 hereof.
     6. Confidentiality.
          (a) Executive shall not at any time during the Term or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, (i) divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of Company, including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information regarding its financial matters, or any other material information concerning the business of Company, its affiliates or subsidiaries, or any manner of operation, plans or other material data with respect to the foregoing (“Proprietary Information”), or (ii) use the Proprietary Information for any purpose other than for the exclusive benefit of Company, its affiliates or subsidiaries. The provisions of this Section 6 shall not apply to (i) information that is public knowledge other than as a result of disclosure by Executive in breach of this Section 6; (ii) information disseminated by Company or its affiliates or subsidiaries to third parties in the ordinary course of business unless such information is subject to a confidentiality agreement between the parties; (iii) information lawfully received by Executive from a third party who is not known by Executive to be bound by a confidential relationship to Company, its affiliates or subsidiaries, or (iv) information disclosed under a requirement of law or judicial process or as directed by applicable legal authority having jurisdiction over Executive. Upon any termination of the employment of Executive, Executive shall promptly return to Company all Proprietary Information in tangible form in his possession or control, delete or destroy any electronic copies thereof and promptly certifies to the Company that such deletion or destruction has occurred. Executive agrees to indemnify the Company and its affiliates or subsidiaries for any loss arising out of a breach of this provision, which indemnity shall survive the termination of this Agreement.
          (b) Executive will promptly disclose to Company all processes, trademarks, inventions, improvements, discoveries and other information reasonably related to the business of Company, its affiliates or subsidiaries (collectively “developments”) conceived, developed or acquired by him alone or with others during the Employment Period, whether or not conceived during regular working hours or through the use of Company or any affiliate or subsidiary time, material or facilities or otherwise. All such developments shall be the sole and exclusive property of Company and upon request Executive shall deliver to Company all drawings, sketches, models and other data and records relating to such developments. In the event any such developments shall be deemed by Company to be patentable, Executive shall, at the expense of Company assist Company in obtaining a patent or patents thereon and execute all documents and do all other things reasonably necessary or proper to obtain letters patent and to vest Company with full title thereto.
     7. Non-Competition. Executive shall not, prior to 12 months following the end of the Employment Period (the “Non-Compete Period”), without the approval of the Board, directly or indirectly, (i) alone or as partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder (other than as provided below) of any company or business, engage in any “Competitive Business” within the United States or any other country, or (ii) engage or participate in any effort or act to induce any customers, suppliers, associates or independent contractors of Company or any of its affiliates or subsidiaries to take any action which is disadvantageous to Company or any of its affiliates or subsidiaries or to the business in which any of them are then engaged. For purposes of the foregoing, the term “Competitive Business” shall mean the design, sale, promotion or distribution of services of the type or categories which Company or any of its affiliates or subsidiaries have designed, sold, promoted or distributed at any time prior to the end of the Employment Period, including without limitation dedicated private line communications and related services and any technology or methods of providing telecommunications services that might be competitive with private lines communications and related services provided by Company or any of its affiliates or its subsidiaries (including without limitation Voice over Internet Protocol). Notwithstanding the foregoing, Executive shall not be prohibited during the Non-Compete Period from acting as a passive investor where he owns Dot more than three percent (3%) of the issued and outstanding capital stock of any publicly-held company, provided that Executive is not a director, officer, employee, agent or consultant of or 10 any such public company or otherwise has no active participation in the business of such public company. In the event that any of the provisions of this Section 7 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law. that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law. The Non-Compete Period shall be tolled during any period of violation by Executive of this Section 7. Notwithstanding anything to the contrary contained herein, in the event a Deactivation Notice (as such term is defined in the Asset Purchase Agreement) is issued and Executive terminates his employment as provided in Section 4(e) hereof, the Non-Compete Period herein shall be reduced to nine (9) months following the end of the Employment Period.
     8. Non-Solicitation. Executive shall not during the Non-Compete Period, without the prior written consent of Company, directly or indirectly solicit employ, retain as a consultant, interfere with or attempt to entice away from Company or any of its affiliates or its subsidiaries or any successor to any of the foregoing, any individual who is, has agreed to be or within the one-year period preceding such solicitation, employment, retention, interference or enticement has been, employed or retained by Company or any of its affiliates or subsidiaries or any successor to any of the foregoing, in any capacity. A general advertisement of employment opportunities with any such other employer shall not be considered direct or indirect solicitation hereunder. In the event that any of the provisions of this Section 8 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law. The Non-Compete Period shall be tolled during any period of violation by Executive of this Section 8.
     9. Non-Disparagement.
          (a) The Company, and the Company’s officers and directors, shall not make statements or representations or otherwise communicate, directly or indirectly, in writing or orally, nor otherwise take any action which may, directly or indirectly, disparage or be damaging to the reputation of Executive;
          (b) Executive shall not make statements or representations or otherwise communicate, directly or indirectly, in writing or orally, nor otherwise take any action which may, directly or indirectly, disparage or be damaging to the business or reputation of Company or any of its affiliates or its subsidiaries or their businesses;
provided, however, the foregoing shall not restrict Executive or Company from taking any action to protect their respective rights under this Agreement or restrict the substance or scope of any pleadings in any proceedings to protect such rights.

     10. Indemnification. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless Executive from and against, and pay or reimburse the Executive for, any and all claims, anticipated or threatened claims, notices, liabilities, judgments, obligations, losses, demands, fines, assessments, costs, proceedings, investigations, deficiencies or damages, whether absolute, accrued, conditional or otherwise and whether resulting from third party claims, including out-of-pocket expenses and reasonable attorneys’ fees incurred in the investigation or defense of any claim arising, directly or indirectly out of the performance by Executive under this Agreement and Executive’s employment by Company. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Executive for any liability incurred by the Executive due to the Executive’s fraudulent conduct, malicious intent, willful misconduct, gross negligence or breach of this Agreement.
     11. Breach of Restrictive Covenants. Executive and Company acknowledge and agree that a breach or violation of Sections 6 through 10 hereof by the other will result in immediate and irreparable injury and harm to the other, and that Executive and Company shall have, in addition to forfeiture of any right of Executive to continuing Severance Benefits following a final judicial determination on the merits, if any, and any and all remedies of law and equity under this Agreement, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of the obligation hereunder.
     12. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Company:
WestCom Corporation
162 Fifth Avenue, 2nd Floor
New York, New York 10010
Attention: General Counsel
Facsimile: 212.586.2666
If to Executive:
Leonidas Papadopoulos
10 Old Stone Ct.
Ridgefield, CT 06877
with a copy to:
Daniel Utevsky, Esq.
34 Independence Way
Jersey City, NJ 07305
     or to such other address as a Party or notice party hereto shall designate to the other Party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

     13. Arbitration; Legal Fees.
          (a) Except as provided in Section 11 hereof, any dispute or controversy arising under or in connection with this Agreement or the employment relationship between Company and Executive shall be settled exclusively by arbitration in the City of New York in accordance with the rules of the American Arbitration Association then in effect, provided that the sole arbitrator shall be chosen by mutual agreement between Executive and Company, unless Company and Executive are unable to agree on an arbitrator, in which case the American Arbitration Association shall select an arbitrator knowledgeable regarding the industry and who will solely adjudicate and resolve the dispute. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
          (b) Company and Executive shall use, and they intend that the arbitrator will use, their reasonable efforts to conclude the arbitration proceeding and have a final decision from the arbitrator within 120 days from the date of selection of the arbitrator; provided, however, that the arbitrator shall be entitled to extend such 120-day period for an additional 120-day period. The arbitrator shall immediately deliver a written award, stating the factual and legal basis for the award, with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Each of the parties shall bear their own costs in the arbitration.
     14. Waiver of Breach. Any waiver of any breach of the Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Executive or Company.
     15. Non-Assignment; Successors. Except as expressly provided herein, neither Party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other Party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Company upon any sale of all or substantially all of the assets of Company or WestCom Technologies, Inc., or upon any merger, consolidation or reorganization of Company or WestCom Technologies, Inc., with or into any other corporation, all as though such successors and assigns of Company or WestCom Technologies, Inc., and their respective successors and assigns were Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to Executive hereunder. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of Company or WestCom Technologies, Inc., referred to in the preceding sentence.
     16. Withholding of Taxes. All payments and other benefits, including (without limitation) compensatory grants or transfers of equity and other taxable benefits not paid in cash, required to be made or otherwise delivered by Company to Executive under this Agreement shall be subject to such income, payroll, excise or other tax withholding of such amounts as Company may reasonably determine and shall be (i) withheld from such payments or benefits or (ii) collected from Executive in the event that any such withholding does not satisfy the amount required to be paid to any relevant taxing authority. In addition, Executive hereby agrees, as a condition to the receipt of any such payments or benefits, to make appropriate provision for and arrangements with Company to ensure that all applicable withholding requirements are satisfied prior to the receipt of any such payments or benefits.

     17. Severability. To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.
     18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     19. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.
     20. Entire Agreement. This Agreement and the Asset Purchase Agreement constitute the entire agreement by Company and Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Executive and Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Party-against whom any such amendment or modification is to be enforced.
     21. Representations. Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.
     22. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

WestCom Corporation		Executive

By:	/s/ Alexander Russo	/s/ Leonidas Papadopoulos
	Alexander Russo	Leonidas Papadopoulos
	President and CEO	Address:
Signature Page to Papadopoulos Employment Aggrement

Schedule A to Employment Agreement
Directorships Held by Executive as of the date of this Employment Agreement
None

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
BY AND BETWEEN
WESTCOM CORPORATION
AND
LEONIDAS PAPADOPOULOS
     THIS FIRST AMENDMENT (this “Amendment”) is entered into between WestCom Corporation, a Delaware corporation
(the “Company ”), and Leonidas Papadopoulos (the “Executive”) under the following circumstances.
     WHEREAS, the Company and the Executive entered into an Employment Agreement on March 2, 2006 (the “Employment Agreement”); and
     WHEREAS, the parties would also like to make certain changes to the terms of the Employment Agreement;
     NOW THEREFORE, the Company and the Executive agree to amend the Employment Agreement as follows, it being understood that, all amendments will have effect on the date of this Amendment:
     1. The first two sentences of Section 2(a)(i) (relating to position and reporting) are amended to read in their entirety as follows:
Company hereby employs Executive for the Employment Period as Vice President, Chief Technology Officer on the terms and conditions set forth in this Agreement. Executive shall report to the Chief Executive Officer of the Company, or his or her designee.
     2. Section 3(a) (relating to salary) is amended by substituting the phrase “US$190,000” for the phrase “US$175,000” as it appears in the first sentence of Section 3(a).
     3. Section 3 (relating to compensation and benefits) is amended by adding at the end thereof the following new subsection:
(f)	Stock Options. Subject to the approval of the Compensation Committee of the Board of Directors of Trader Acquisition Corp., a Delaware corporation (which is indirectly the ultimate parent company of the Company), Executive will be granted an option to purchase an aggregate of 75,000 shares of Trader Acquisition Corp. common stock, par value $0.01, pursuant to the 2006 Trader Acquisition Corp. Stock Incentive Plan. The grant date of such option shall be the date of such approval.
     4. The last sentence of Section 7 (relating to non-competition covenants) is amended to read in its entirety as follows:
Notwithstanding anything to the contrary contained herein or in any equity-based award agreement between Executive and Company, in the event a Deactivation Notice (as such term is defined in the Asset Purchase Agreement) is issued and Executive terminates his employment as provided in Section 4(e) hereof, the Non-Compete Period herein and the non-competition period contained in any equity-based award agreement between Executive and Company shall be reduced to nine (9) months following the end of the Employment Period.

     5. Except as is provided in this Amendment, the Employment Agreement shall remain unchanged and continue in full force and effect.
     To acknowledge your agreement to the terms and conditions of this Amendment, please sign below and return one copy to John McSherry.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of this 1st day of June, 2007.

WestCom Corporation

By: /s/ Lance Boxer
Name: Lance Boxer
Title: Officer

Executive:	/s/ Leonidas Papadopoulos
Leonidas Papadopoulos